EXHIBIT 10(kk)
SEPARATION AGREEMENT AND GENERAL RELEASE
     This Separation Agreement and General Release (“Agreement and Release”) is made by and between Paul A. Sowyrda (“Sowyrda”) and DUSA Pharmaceuticals, Inc. (“DUSA”) as of August 31, 2006.
     WHEREAS, Sowyrda commenced employment with DUSA on March 30, 2000 and, on July 31, 2000, assumed the responsibilities of Vice President of DUSA subject to the terms of an Employment Agreement, a true copy of which is attached hereto as “Exhibit A”; and
     WHEREAS, Sowyrda voluntarily tendered his resignation from his employment with DUSA in order to pursue a new opportunity and asked to be completely separated from DUSA effective August 31, 2006; and
     WHEREAS, DUSA and Sowyrda wish to confirm the exclusive terms of Sowyrda’s separation from his employment with DUSA, and to settle, release and discharge with prejudice, any and all claims or issues arising out of Sowyrda’s employment with DUSA and his separation from that employment.
     NOW THEREFORE, in consideration of the mutual commitments set forth in this Agreement and Release, DUSA and Sowyrda agree as follows:
1. Separation from Employment.
     1.1 Sowyrda’s employment with DUSA is irrevocably ended, by his voluntary resignation, as of the close of business on August 31, 2006 (hereinafter the “Separation Date”).
     1.2 Except as otherwise specifically provided in this Agreement and Release, any duties or obligations owed by DUSA and/or all “Released Parties” (as defined below) to Sowyrda pursuant to Sowyrda’s employment with DUSA, his separation from that employment, any verbal or written agreement (including but not limited to the Employment Agreement), or by virtue of his participation in any benefit plan sponsored or maintained by DUSA or any Released Party shall hereby be completely extinguished as of the Separation Date. Likewise, all of Sowyrda’s duties and obligations to DUSA will be extinguished as of the Separation Date, with the exception of those obligations otherwise stated herein including but not limited to the confidentiality and non-competition restrictions stated in Employment Agreement, which remain in full force and effect pursuant to their terms.

2. Payments and Other Benefits to Be Provided by DUSA.
     2.1 In exchange for and in consideration of Sowyrda’s promises and covenants as set forth in this Agreement and Release, and contingent upon DUSA’s receipt of an unrevoked original thereof, fully-executed by Sowyrda, DUSA agrees to provide Sowyrda with the following payments and other consideration on behalf of all Released Parties:
          2.1(a) DUSA hereby agrees to make a gross payment to Sowyrda in the total amount of Two Hundred Six Thousand and 00/100 Dollars ($206,000.00), less all applicable federal, state and local employment taxes, income tax and other required withholdings (the “Severance Payment”), representing the equivalent of one (1) year of Sowyrda’s base salary at DUSA as of his Separation Date. The Severance Payment will be paid to Sowyrda in a lump sum tendered within sixty (60) days of the Effective Date (defined below) of this Agreement and Release.
          2.1(b) DUSA will also make a payment to Sowyrda in the amount of Eighteen thousand five hundred and ninety nine and 71 /100 Dollars ($18,599.71) , less all applicable federal, state and local employment taxes, income taxes and other required withholdings, representing payment for 187.80 hours of accrued, unused vacation time at the annual salary rate of Two Hundred Six Thousand and 00/100 Dollars ($206,000.00) (the “Vacation Payment”). This payment shall be made as of the payroll period following Sowyrda’s Separation Date.
          2.1(c) As of the close of business on the business day prior to his Separation Date, Sowyrda will submit all outstanding expense reports related to business conducted on behalf of DUSA together with all appropriate receipts. DUSA will pay to Sowyrda for all appropriate expenses due. This payment shall be made as of the payroll period following Sowyrda’s Separation Date.
     2.2 Sowyrda acknowledges and agrees that the Severance Payment and the Vacation Payment, individually and together, constitute good and adequate consideration to support the promises contained herein and are substantially greater than any payments, benefits or other consideration to which he may presently be entitled, including: (1) pursuant to any express or implied agreement, contract or understanding with DUSA, including the Employment Agreement; or (2) under any prior or current DUSA policies, practices or employee benefit plans, including but not limited to compensation, vacation, car allowance, bonus, severance, or other fringe benefit plans.
     2.3 Sowyrda understands and agrees that, in the event he should breach any term of this Agreement and Release, including but not limited to the continuing confidentiality and non-competition terms of his Employment Agreement, DUSA, in addition to all other legal and equitable remedies, shall be entitled to obtain the return of any and all installments of the Severance Payment made to him hereunder.

3. Release and Covenant Not to Sue.
     3.1 Upon execution of this Agreement and Release and its Effective Date, and in consideration of the payments and other benefits described herein, Sowyrda, on behalf of himself, his spouse, his heirs, executors, administrators, assigns, agents and representatives, hereby unconditionally releases and completely and forever discharges DUSA, as well as the present and former officers, directors, employees, attorneys, and agents of each of these entities, individually and in their official capacities, and any of their employee 401(k) or other employee benefit plans as well as the administrators, fiduciaries, parties-in-interest, employees, agents, attorneys and trustees of any such plans (collectively referenced throughout this Agreement and Release as the “Released Parties”), from any and all of the following claims, prayers for relief or alleged damages, of whatever nature, known or unknown, existing on or before the date he executed this Agreement and Release, including but not limited to: (1) any and all claims, issues, prayers for relief and any other causes of action arising during, from or by virtue of Sowyrda’s employment with and/or separation from employment with any Released Party, whether real or perceived, including, but not limited to, all claims for common law tort, negligence, defamation, intentional or negligent infliction of emotional distress, wrongful, retaliatory or abusive discharge, invasion of privacy, estoppel, fraud, breach of any public policy, express or implied contract or covenant of good faith and fair dealing as well as employee benefit claims, or claims relating to any wages or bonus entitlements, or payments of any nature including debts, accounts, attorneys’ fees, costs, disbursements or reimbursements; and (b) any claims arising under any federal, state or local laws, statutes, regulations, ordinances or rules prohibiting unlawful employment discrimination, harassment, retaliation or otherwise relating to Sowyrda’s employment with any Released Party or his separation from that employment, including but not limited to the Equal Pay Act of 1963, 29 U.S.C. § 206(d) (“EPA”); Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq. (“Title VII”); the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. (“ADEA”); the Vietnam Era Veterans Readjustment Assistance Act of 1974, 38 U.S.C. § 2012, et seq. (“VEVRAA”); the Americans With Disabilities Act, 42 U.S.C. § 12101, et seq. (“ADA”); the Occupational Safety and Health Act, 29 U.S. § 651, et seq. (“OSHA”); the Older Workers Benefit Protection Act, 29 U.S.C. § 626(f), et seq. (“OWBPA”); the Consolidated Omnibus Budget Reconciliation Act, 29 U.S.C. § 1161, et seq. (“COBRA”); the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq. (“WARN”); the Federal Family and Medical Leave Act, 29 U.S.C. § 2601, et seq. (“FMLA”); the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001, et seq. (“ERISA”); the Rehabilitation Act of 1973, 29 U.S.C. § 701, et seq.; the Fair Labor Standards Act, 29 U.S.C. § 215(a)(3), et seq. (“FLSA”); the Civil Rights Act of 1991, 42 U.S.C. §§ 1981, 1983, 1985, 1986 and 1988; the Consolidated Omnibus Budget Reconciliation Act, 29 U.S.C. § 1161, et seq. (“COBRA”); the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq. (“WARN”); the Federal Family and Medical Leave Act, 29 U.S.C. § 2601, et seq. (“FMLA”); the Federal Food Drug & Cosmetics Act, 21 U.S.C. § 321 et seq., the Massachusetts Fair Employment Practices Act, Mass Gen. Laws Ann. ch. 151B, § 1, et seq. (“FEPA”); the Massachusetts Whistleblower Statute, Mass Gen. Laws Ann. ch. 149, § 185, et seq.; the Massachusetts Privacy Act, Mass. Gen. Laws ch. 214, § 1B, et seq.; the Massachusetts Wage and Hour Laws, Mass. Gen. Laws ch. 151, § 1, et seq.; the Massachusetts Civil Rights Act,

Mass. Gen. Laws ch. 12, § 11H, et seq.; the Massachusetts Right-to-Know Law, Mass. Gen. Laws Ann. ch. 111F, et seq.; the New Jersey Law Against Discrimination, N.J.S.A. 10:5-1, et seq. (“NJLAD”); the New Jersey Discrimination in Wages Law, N.J.S.A. 10:5-1, et seq.; the New Jersey Temporary Disability Law, N.J.S.A. 43:21-25, et seq.; the New Jersey Wage Payment Law, N.J.S.A. 34:11-4.1, et seq.; the New Jersey State Wage and Hour Law, N.J.S.A. 34:11-56a, et seq.; the New Jersey Conscientious Employee Protection Act, N.J.S.A. 34:19-1, et seq. (“CEPA”); the New Jersey Family Leave Act, N.J.S.A. 34:11B-1, et seq. (“NJFLA”); the New Jersey Civil Rights Act, N.J.S.A. 10:6-1, et seq. (“NJCRA”); and the United States, Massachusetts, and New Jersey Constitutions. Sowyrda understands that the laws set forth above give him important remedies that relate to, inter alia, claims that he has or may have arising out of or in connection with his employment by any Released Party or the termination of that employment, and he freely and voluntarily gives up those remedies and claims after being encouraged to and having had the opportunity to consult with legal counsel.
     3.2 Upon execution of this Agreement and Release and its Effective Date, Sowyrda, for full consideration as recited above and below, and on behalf of himself, his spouse, his heirs, executors, administrators, assigns, agents and representatives, hereby agrees not to file a lawsuit or claim against any Released Party in any court of the United States, any state or local governmental unit thereof, or with any arbitration panel concerning any claim, demand, issue or cause of action covered by this Agreement and Release. Notwithstanding any other language in this Agreement and Release, the parties understand that this Agreement does not prohibit Sowyrda from filing any claim or action seeking to enforce the terms of this Agreement and Release. The parties further understand that this Agreement and Release shall not be construed as prohibiting Sowyrda from filing an administrative charge of alleged employment discrimination or participating or cooperating with any administrative agency in the investigation of an administrative charge of alleged employment discrimination under Title VII, the ADEA, the ADA, the EPA, or FEPA. Sowyrda, however, waives his right to any individual monetary, injunctive relief, or other recovery should any federal, state or local administrative agency pursue any claims on his behalf arising out of or relating to his employment with and/or separation from employment with DUSA or any of the Releases in this Separation Agreement. This means that by signing this Agreement and Release, Sowyrda will have waived any right he had to bring a lawsuit or obtain an individual recovery if an administrative agency pursues a claim against DUSA based on any actions taken by any of them up to the date of his execution of this Agreement and Release, and that Sowyrda will have released and discharged DUSA of any and all claims of any nature arising up to the date he has executed this Agreement and Release.
4. Non-Use of DUSA’s Confidential Information.
     4.1 Sowyrda acknowledges and agrees that all confidential information and other proprietary business information of DUSA, whether in tangible form or otherwise, including all documents and records, whether printed, typed, handwritten, videotaped, transmitted, or transcribed on data files or on any other type of media, and whether or not labeled or identified as confidential and proprietary, made or compiled by Sowyrda, or made available to Sowyrda during the period of his employment with DUSA (the “Confidential Information”), is the sole property of DUSA. The Confidential Information includes, but is not be limited to, any and all customer lists, clients lists, investor lists, computer-stored data, disks, plans, reports, financial projections, business plans, engineering studies, contracts, agreements, letters, files, or other information that relates to the business, management or administration of DUSA or any of the Released Parties as well as all proprietary information and trade secrets, designs, techniques, inventions and discoveries, concepts, technical, non-technical and business data, business development plans and strategies, product research and development, formulae, processes and regulatory data, litigation strategies or information, pricing information, invoices, sales history, customer contacts, correspondence and preferences, orders, contracts, computer records, mailing, telephone and customer lists or manufacturing and vendor lists. Confidential Information also includes tangible and intangible property of DUSA, its predecessors, licensors and customers, including intellectual property which become known by or disclosed to Sowyrda during his employment with DUSA or any predecessor company, and all methods of operations, know-how, systems and information related to research, development, manufacturing, purchasing, accounting, marketing, merchandising and selling, business plans or forecasts, and other related data, whether or not patentable or copyrightable.
     4.2 As further material consideration in exchange for the benefits he is to receive hereunder, Sowyrda represents and agrees that he has not, and will not, directly or indirectly, at any time, use for his own benefit or the benefit of any third party, or disclose to any third party the Confidential Information of DUSA.
     4.3 Sowyrda agrees that should he hereinafter be subject to any request, court or administrative order or compulsory process seeking the disclosure of any of the information described in Paragraph 4.1, he shall immediately notify DUSA of such request, order or process and consent to its intervention in the matter.
     4.4 Sowyrda agrees that upon his breach of this Paragraph 4 and/or any of its subparagraphs, any other provision of this Agreement and Release, and/or the confidentiality or non-competition provisions of his Employment Agreement, DUSA or any other Released Party expressly authorized by DUSA may commence an action for damages, as well as for equitable relief to prevent future breaches or to ameliorate the impact of any prior breach.
5. Return of Confidential Information and Other DUSA Property.
     5.1 Sowyrda warrants and represents that, as of the close of business on his Separation Date, he will deliver all originals and copies of DUSA’s Confidential Information previously in his possession, regardless of format, to Marianne Mullin (“Ms. Mullin”) or Ms. Mullin’s express designee. Sowyrda further expressly represents and warrants that he has not made, retained or transferred to himself or any third party any typed, handwritten, photostatic, software, floppy disc or other computerized or digitized copies of such documents, information or materials.

     5.2 Sowyrda warrants and represents that, as of the close of business on his Separation Date, he will return to DUSA any and all other property owned or leased by DUSA including but not limited to the laptop computer, computer docking station and router, computer desktop monitor, printer, personal digital assistant (Blackberry), company credit cards (AMEX), office keys and other equipment.
6. No Admission of Liability.
     6.1 Sowyrda acknowledges and agrees that DUSA’s entry into this Agreement and Release is not to be construed as, and is not admission that, DUSA or any Released Party violated any duties or obligations owed to Sowyrda, or treated Sowyrda improperly, unlawfully or unfairly in any manner whatsoever, or are liable to him in any way. Neither shall this Agreement and Release be construed to be, or be admissible in any proceedings as, evidence of any such admission by DUSA as to any alleged violation of any federal, state or local law, common law, agreement, rule, regulation or order.
7. Non-Disparagement.
     7.1 Sowyrda agrees that he shall not, now or ever in the future, publicly or privately, make, in any way, any disparaging, derogatory, unkind, unflattering or otherwise inflammatory remarks about DUSA or any other Released Party, the conduct, operations, financial condition or business practices, policies or procedures of DUSA or any other Released Party, or the management personnel of DUSA or any other Released Party to any third party, and that he will not in any way make or solicit any comments, statements or the like to the media or to others that may be considered derogatory or detrimental to the good name or business reputation of DUSA or any of the Released Parties.
8. Other Provisions.
     8.1 The parties acknowledge and agree that this Agreement and Release contains the full, final and complete agreement, understandings and representations of the parties with respect to the topics contained herein, including but not limited to Sowyrda’s employment and the terms of his separation from employment with any Released Party, and it supersedes and extinguishes all prior or contemporaneous written or oral contracts, negotiations, agreements, representations, inducements or policies between Sowyrda and DUSA or any other Released Party, except the confidentiality and non-competition provisions of the Employment Agreement which remain in full force and effect. The parties further acknowledge and agree that this Agreement and Release supersedes and extinguishes all other prior or contemporaneous written or oral negotiations, contracts, agreements, representations, inducements or policies between Sowyrda and DUSA or any other Released Party.
     8.2 The parties agree that this Agreement and Release is to be governed by, construed and enforced, in all respects, in accordance with the laws of the Commonwealth of

Massachusetts, exclusive of any choice of law rules. Any dispute concerning this Agreement and Release shall be brought in, and the parties hereby consent to the personal jurisdiction of the courts of the Commonwealth of Massachusetts (to the extent that subject matter jurisdiction exists only).
     8.3 This Agreement and Release may be modified, altered or terminated only by an express written agreement between DUSA and Sowyrda, which agreement must be signed by both parties or their duly authorized agents, and expressly reference and attach a copy of this Agreement and Release to be effective.
     8.4 Any party’s waiver of a breach of any provision hereof shall not operate or be construed as a waiver of any subsequent breach by any party.
     8.5 The article headings contained herein are for convenience only and shall not in any way affect the interpretation, construction or enforceability of any provision of this Agreement and Release.
     8.6 If any provision of this Agreement is determined to be invalid or unenforceable, either in whole or in part, in any jurisdiction or forum, the parties hereby waive such provision to the extent that it is found to be invalid and unenforceable. Such provision shall, to the extent allowable by law, be modified, so that it becomes enforceable. Any such modification shall not affect the validity or enforceability of any other provision of this Agreement, all of which shall remain in full force and effect.
     8.7 This Agreement and Release may be executed in more than one counterpart, and each counterpart shall be considered an original, but all of which together shall constitute one and the same.
     8.8 This Agreement and Release shall not be assignable by Sowyrda but it shall be binding upon his heirs, estate, executors, administrators and legal representatives. This Agreement and Release shall be freely assignable by DUSA without restriction and without the need for any additional consent from Sowyrda and shall be deemed automatically assigned by DUSA upon the company’s purchase by, or merger or consolidation with, any other entity.
     8.9 Sowyrda further warrants that he has had the opportunity to review and consider this Agreement and Release for twenty-one (21) days, and that any material or immaterial changes to this Agreement and Release will not restart the running of the twenty-one (21) day period. Sowyrda also acknowledges and agrees that, by this writing, he has been advised to seek the guidance and advice of legal counsel in considering the terms and effect of this Agreement and Release, and that he has had been provided with the opportunity to do so prior to executing this Agreement and Release. Sowyrda also acknowledges by signing this Agreement and Release that he has carefully read this Agreement and Release, that he understands completely its contents, that he has had an opportunity to have an attorney explain those contents to him, and that he has executed this Agreement and Release of his own free will, act and deed.
     8.10 To the extent Sowyrda signs the Agreement and Release prior to the expiration of the twenty-one (21) day period and delivers an executed original to DUSA, he additionally acknowledges and warrants that he has voluntarily and knowingly waived the twenty-one (21) day review period and that the decision to accept such a shortened period of time is not induced by DUSA or any Released Party through fraud, misrepresentation, a threat to withdraw or alter the offer prior to the expiration of the twenty-one (21) day time period, or by providing different terms to workers who sign releases prior to the expiration of such time period.
     8.11 Sowyrda understands and expressly agrees that, following his execution of this Agreement and Release and delivery of same to DUSA, he shall have a period of seven (7) days during which time he may revoke the Agreement and Release by delivering written notification to DUSA, no later than the close of business on the seventh (7th) calendar day after he signs this Agreement and Release, and that this Agreement and Release shall not be effective or enforceable prior to the expiration of that period. This Agreement and Release shall be forever binding and enforceable once the seven (7) day period has expired. For purposes of this Agreement and Release, the term “Effective Date” referenced throughout this Agreement and Release shall mean the eighth (8th) calendar day after Sowyrda executes this Agreement and Release and DUSA receives an effective, unrevoked original copy. If Sowyrda revokes this Agreement and Release, the Agreement and Release will not be effective and enforceable and he will not receive the benefits described in this Agreement and Release.
     8.12 All notices, requests, demands and other communications hereunder to DUSA must be in writing and shall be deemed to have been given if delivered by hand or sent via regular and certified mail, return receipt requested, addressed as follows:
If to DUSA:
Marianne Mullin
DUSA Pharmaceuticals, Inc.
25 Upton Drive
Wilmington, Massachusetts 01887
If to Sowyrda:
Paul A. Sowyrda
2 Tubwreck Drive
Medfield, Massachusetts 02052

     IN WITNESS WHEREOF, intending to be forever legally bound hereby and for full consideration, the parties have executed this Agreement and Release, being nine (9) pages in length, on the date(s) set forth below.

DUSA Pharmaceuticals, Inc.

/s/ Paul A. Sowyrda Paul A. Sowyrda	By:	/s/ William F. O’Dell
Date 8/29/06	Date 8/29/06

Witness:

Marianne Mullin
Marianne Mullin Date 8/29/06